Exhibit 3(ii)

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

UNITED SECURITY BANCSHARES, INC.

WHEREAS, United Security Bancshares, Inc., a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following amendment to the Corporation's Bylaws was duly approved by the Corporation's Board of Directors on June 22, 2006.

NOW, THEREFORE, Section 3.2 of Article 3 of the Amended and Restated Bylaws as amended shall read as follows:

"SECTION 3.2 Number; Qualifications. The Corporation's Board of Directors shall consist of not less than three (3) and not more than twenty-five (25) Directors, as such number may be designated from time to time by the Board of Directors. If such number is not so fixed, the Corporation shall have sixteen (16) Directors."

The foregoing is hereby certified by the undersigned officer of the Corporation to be a true and accurate copy of the First Amendment to the Amended and Restated Bylaws of the Corporation and is in full force and effect as of June 22, 2006.

Given under my hand and the seal of the Corporation this 28th day of June, 2006.

By:	/s/ Larry M. Sellers
Larry M. Sellers
Vice-President, Secretary, and Treasurer

[CORPORATE SEAL]